[Dealer name and address]

To:	PROS Holdings, Inc. 3200 Kirby Dr., Suite 600 Houston, Texas 77098
From:	[Dealer]
Re:	Capped Call Transaction
Ref. No:	[__________][1]
Date:	[•], 2023
Dear Ladies and Gentlemen:
The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”) and PROS Holdings, Inc. (“Counterparty”). The additional terms of the Transaction are as set forth in the Trade Notification in the form of Schedule D hereto (the “Trade Notification”), which shall reference this Confirmation and supplement, form a part of, and be subject to this Confirmation. This letter agreement, as supplemented by the Trade Notification, constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
1.This Confirmation and the Trade Notification are subject to, and incorporate, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between terms defined in the Equity Definitions and this Confirmation and the Trade Notification, this Confirmation and the Trade Notification shall govern.
This Confirmation and the Trade Notification evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation and the Trade Notification relate. This Confirmation and the Trade Notification shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), [(ii) the election of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule 1 as a Credit Support Document, (iii) the election of Guarantor as Credit Support Provider in relation to Dealer and (iv)]2 [and (ii)] the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, (a) [with a “Threshold Amount” of 3% of the shareholders’ equity of [Dealer] [[__] [(“Dealer Parent”)]3 on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer's banking business, (c) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, and (d) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, such provisions shall exclude any default that results solely from wire transfer difficulties or an error or omission of an administrative or operational nature, but only if funds were available to enable the relevant party to make payment when due and the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”.

1 If applicable
2 Requested if Dealer is not the highest rated entity in group, typically from Parent.
3 Include as applicable

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between provisions of the Agreement, this Confirmation, and the Trade Notification, the following will prevail for purpose of the Transaction to which this Confirmation relates in the order of precedence indicated: (i) the Trade Notification, (ii) this Confirmation and (iii) the Agreement.
The Transaction hereunder shall be the sole transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not constitute a “Transaction” or “Specified Transaction” as defined in any such existing or deemed to be existing ISDA Master Agreement between Dealer and Counterparty, and the occurrence of an Event of Default, Termination Event or other event under this Transaction shall not, by itself, give rise to any right or obligation under any other ISDA Master Agreement or other agreement or deemed agreement.
2.The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	[•]
Effective Date:	[•], or such other date as agreed by the parties in writing.
Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Expiration Date set forth in Schedule A to this Confirmation and the Number of Options set forth in Schedule A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.
Option Style:	“European”, as described under “Procedures for Exercise” below.
Option Type:	Call
Seller:	Dealer
Buyer:	Counterparty
Shares:	Common Stock of Counterparty, par value USD$0.001 (Ticker Symbol: “PRO”).
Number of Options:	For each Component, as provided in Schedule A to this Confirmation.[4]
Option Entitlement:	One Share Per Option
Strike Price:	USD 41.817
Cap Price:	USD 78.90; provided that in no event shall the Cap Price be reduced to an amount less than the Strike Price in connection with any adjustment by the Calculation Agent under this Confirmation.
Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Number of Options and (ii) the Option Entitlement.
Initial Premium:	[ ]
4 The total (allocated across each participating Dealer) should be equal to (i) the [estimated] number of Convertible Securities in principal amount of $1,000 issued in the exchange multiplied by (ii) the initial conversion rate.

Initial Premium Payment Date:	The Currency Business Day one Settlement Cycle after the Trade Date. On the Initial Premium Payment Date, Counterparty shall pay the Initial Premium to Dealer.
Final Premium:
An amount in USD as set forth in the Trade Notification, to be equal to the Premium minus the Initial Premium. If the Final Premium is positive, Counterparty shall pay the Final Premium to Dealer on the Final Premium Date. If the Final Premium is negative, Dealer shall pay the absolute value of the Final Premium to Counterparty on the Final Premium Payment Date. Dealer and Counterparty hereby agree that notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Final Premium, no Early Termination Amount or amount determined pursuant to Sections 12.2, 12.3, 12.6, 12.7, 12.8 or 12.9 of the Equity Definitions, or otherwise under the Equity Definitions, shall be payable by Counterparty to Dealer

Premium:
An amount in USD as set forth in the Trade Notification, to be equal to the product of (i) the Average Per-Share Premium and (ii) the sum of the Number of Options for all Components. Notwithstanding anything to the contrary in the Equity Definitions, the obligation of Counterparty to pay the Premium to Dealer on the Premium Payment Date shall be fully satisfied by the payment of the Initial Premium and, if applicable, the Final Premium on the Initial Premium Payment Date and Final Premium Payment Date, as applicable.

Per-Share Premium:
For each Relevant Date during the Hedge Period, the “Per-Share Premium” set forth in the grid in Schedule B hereto corresponding to the 10b-18 VWAP Price; provided that (i) if the 10b-18 VWAP Price is between “10b-18 VWAP Prices” set forth in such grid, the “Per-Share Premium” shall be determined by linear interpolation between the “Per-Share Premium” set forth in such grid corresponding to such “10b-18 VWAP Prices” and (ii) if the 10b-18 VWAP Price is less than the lowest “10b-18 VWAP Price” or greater than the highest “10b-18 VWAP Price”, as applicable, set forth in such grid, the Per-Share Premium will be determined by the Calculation Agent in a commercially reasonable manner consistent with the methodology used in creating such grid.

Average Per-Share Premium:	An amount in USD as set forth in the Trade Notification, to be equal to the arithmetic average of the Per-Share Premiums for each Relevant Date during the Hedge Period.
Final Premium Payment Date:	The Currency Business Day immediately following the Hedge Period End Date.
Exchange:	The New York Stock Exchange
Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.
Initial Hedging:
Hedge Period:	The period from and including the Hedge Period Start Date to and including the Hedge Period End Date. Promptly following the Hedge Period End Date, Dealer shall deliver the Trade Notification to Counterparty.
Hedge Period Start Date:	[ ]
Hedge Period End Date:	[ ]
Relevant Scheduled Trading Day:	Each Scheduled Trading Day set forth in Schedule C, and each [___] Scheduled Trading Day thereafter.

Relevant Dates:	Any date that is both an Exchange Business Day and a Relevant Scheduled Trading Day.
10b-18 VWAP Price:	For any Exchange Business Day, the composite volume weighted average price per Share of Rule 10b-18 eligible trades for the regular trading session (including any extensions thereof) of the Exchange on the Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day) as published by Bloomberg at 4:15 P.M. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “PRO <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or the Calculation Agent determines that such price is clearly erroneous, such 10b-18 VWAP Price shall be as determined by the Calculation Agent.

Valuation Disruption:
For purposes of the Hedge Period, the definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Hedge Period” after the word “material,” in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
In the event that Dealer concludes, in its reasonable discretion based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applied by Dealer to transactions similar to the Transaction, for it to refrain from or decrease any Hedging Activities relating to the Transaction on any Relevant Scheduled Trading Day or Days during the Hedge Period, Dealer may by written notice to Counterparty, elect to deem that a Market Disruption Event has occurred and will be continuing on such Relevant Scheduled Trading Day or Days.
If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the Per-Share Premium for such Disrupted Day shall not be included for purposes of determining the Average Per-Share Premium or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Per-Share Premium for such Disrupted Day shall be determined by the Calculation Agent based on, in lieu of the 10b-18 VWAP Price for such day, Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event, and the weighting of the Per-Share Premium for the Relevant Scheduled Trading Days during the Hedge Period shall be adjusted by the Calculation Agent for purposes of determining the Average Per-Share Premium with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day or Relevant Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Relevant Scheduled Trading Day is scheduled following the date hereof, then such Relevant Scheduled Trading Day shall be deemed to be a Disrupted Day in full.
In addition, notwithstanding anything to the contrary in this Confirmation, if a Disrupted Day (whether a Disrupted Day in full, a Disrupted Day in part and/or a Disrupted Day as a result of a deemed Market Disruption Event as provided herein) occurs and Dealer is unable to establish its initial commercially reasonable Hedge Position for the full number of Shares in respect of which Dealer expected to establish its initial commercially reasonable Hedge Position on the date hereof, the Calculation Agent may extent the Initial Hedge Period by one Relevant Scheduled Trading Day for each such Disrupted Day.

Procedures for Exercise:
Expiration Time:	The Valuation Time

Expiration Date:
For any Component, as provided in Schedule A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that in no event shall the Expiration Date be postponed to a date later than the Final Termination Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, if the Expiration Date is a Disrupted Day that occurs on the Final Termination Date, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a good faith and commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine in a good faith and commercially reasonable manner that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make commercially reasonable adjustments to the Number of Options for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Valid Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Component and may determine the Relevant Price based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Valid Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Valid Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Valid Day is scheduled following the date hereof, then such Scheduled Valid Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Termination Date:	September 23, 2027
Automatic Exercise:
Applicable; and means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, unless Buyer notifies Seller (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Relevant Price on the Expiration Date for such Component is greater than the Strike Price for such Component.

Valuation Time:
At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in a good faith and commercially reasonable manner.

Valuation Date:	For any Component, the Expiration Date therefor.
Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:

Settlement Method Election:
Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) if Counterparty is electing Cash Settlement, such Settlement Method Election would be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Exchange Act and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty
Settlement Method Election Date:	The second Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.
Default Settlement Method:	Net Share Settlement
Net Share Settlement:
With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for such Component, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Relevant Price on such Expiration Date.
Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the Expiration Date of such Component.

Cash Settlement:
With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.

Delivery Obligation:	For any Settlement Date, the Net Share Settlement Amount or the Cash Settlement Amount payable or deliverable on such Settlement Date.
Daily Option Value:
For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) the Option Entitlement multiplied by (iii) (A) the lesser of the Relevant Price on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Date; provided that if the calculation above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:
A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:
A day that is scheduled to be a Valid Day on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.
Relevant Price:
On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PRO <equity> AQR” (or its equivalent successor if such page is not available) (the “VWAP”) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a good faith and commercially reasonable manner using, if practicable, a volume-weighted average method substantially similar to the method for determining the VWAP). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Date:	For all Components of the Transaction, the date one Settlement Cycle immediately following the Expiration Date for the Component with the latest scheduled Expiration Date.
Settlement Currency:	USD
Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settlement.”
Representation and Agreement:
Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Adjustments:
Method of Adjustment:
Calculation Agent Adjustment; provided that the parties agree that (x) open market Share repurchases at prevailing market price and (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions (including without limitation any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events so long as, in the case of clause (y) after giving effect to such transaction, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions described in clause (y) would not exceed 25% of the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent and as adjusted by the Calculation Agent in a commercially reasonable manner to account for any subdivision or combination with respect to the Shares.

Extraordinary Events:
New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) and of an entity or person organized under the laws of the United States, any State thereof or the District of Columbia”.

Merger Events:	Applicable
Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)
(c) Share-for-Combined:	Component Adjustment; provided that the Calculation Agent may elect Cancellation and Payment for all or part of the Transaction if Component Adjustment would not produce a commercially reasonable result.
Tender Offer:
Applicable; provided that the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Counterparty” in the third and fourth line thereof with “greater than 20% and less than 100% of the outstanding Shares of the Counterparty”.

Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Consequences of Announcement Events:	Upon an Announcement Event (as defined below), the Calculation Agent shall make a Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”; (y) the phrase “exercise, settlement, payment or any other terms of the Transaction including, without limitation, the spread)” shall be replaced with the phrase “exercise, settlement, payment or any other terms of the Transaction; and (z) the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted after the word “Transaction” in the sixth line thereof; provided further that if an adjustment to the Cap Price would produce a commercially reasonable result, then such adjustment shall be limited to the Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable (it being understood and agreed that the Calculation Agent shall provide to Counterparty commercially reasonable documentary evidence of the inputs used to make such adjustments to the terms of the Transaction, subject to, and in accordance with, Section 3 hereof); provided that upon the Calculation Agent making an adjustment, determined in a commercially reasonable manner, to the terms of any Component upon any Announcement Event, then the Calculation Agent shall make an adjustment to the terms of such Component upon any announcement regarding the same event that gave rise to the original Announcement Event regarding the abandonment of any such event to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction.

Announcement Event:
(i) The public announcement (whether by Counterparty or a Valid Third Party Entity) of any Merger Event or Tender Offer, or the announcement by Counterparty of any intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Counterparty of an intention by Counterparty to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer, (iii) there occurs a public announcement (whether by Counterparty or a Valid Third Party Entity) of any potential acquisition by Counterparty and/or its subsidiaries where the consideration exceeds 35% of the market capitalization of the Counterparty as of the date of such announcement, or (iv) any subsequent public announcement (whether by Counterparty or a Valid Third Party Entity) of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii) or (iii) of this sentence (including, without limitation, a new announcement relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention; it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment, cancellation or valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement.

Valid Third Party Entity:	In respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).
Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration and (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election.
Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

(b) Failure to Deliver:	Applicable
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:	Applicable
(e) Increased Cost of Hedging:	Not Applicable
Hedging Party:	Dealer
Determining Party:
For all applicable Extraordinary Events, Dealer; all calculations and determinations made by the Determining Party shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Counterparty, the Determining Party shall promptly provide Counterparty with a written explanation (including relevant data in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Determining Party’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Hedging Adjustment:	For the avoidance of doubt, whenever the Dealer, Determining Party or Calculation Agent is required or permitted to make a calculation, adjustment, determination or election (for the avoidance of doubt, including but not limited to, any calculation or determinations with respect to any amounts, including amounts payable upon termination or early termination) pursuant to the terms of the Agreement, this Confirmation or the Equity Definitions to take into account the effect of an event or otherwise, the Calculation Agent or Determining Party or Dealer, as the case may be, shall make such calculation, determination, election or adjustment by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable Hedge Position in respect of the Transaction.
Additional Acknowledgments:	Applicable

3.Calculation Agent: Dealer; provided that following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to Dealer, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter derivatives to act as the Calculation Agent.
All calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer's proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.
4.Account Details:
Dealer Payment Instructions:
[Bank:
SWIFT:
Bank Routing:
Acct Name:
Acct No.:        ]

[Bank:        [____________]
SWIFT:         [____________]
Bank Routing:    [____________]
Acct Name:        [____________]
Acct No.:        [____________]]
Counterparty Payment Instructions: To be advised.
5.Offices:
The Office of Dealer for the Transaction is: [New York].
The Office of Counterparty for the Transaction is: Houston.
6.Notices: For purposes of this Confirmation:
(a)Address for notices or communications to Counterparty:
To:    PROS Holdings, Inc.
3200 Kirby Drive
Suite 600
Houston, Texas 77098
Attention:     [General Counsel]
Telephone No.:     [__________]
Facsimile No.:    [__________]
(b)Address for notices or communications to Dealer:
[To:        [Dealer]
        [Address]
Attention:    [__]
Telephone:    [__]
Facsimile:    [__]
Email:        [__]
7.Representations, Warranties and Agreements:
(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
(i) On the Trade Date (A) none of Counterparty and its officers and directors is aware of any material non-public information regarding Counterparty or the Shares, and (B) all reports and other documents filed by

Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
(ii) On the Trade Date, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), and (B) Counterparty is not engaged in any “distribution,” as such term is defined in Regulation M, of any securities of Counterparty, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the Scheduled Trading Day immediately following the Hedge Period End Date, engage in any such distribution.
(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).
(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
(v) On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.
(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(viii) On each of the Trade Date and the Initial Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
(ix) To Counterparty’s knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that no such representation shall be made by Counterparty with respect to any rules and regulations applicable to Dealer (including FINRA) arising from Dealer’s status as a regulated entity under applicable law.
(x) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing, (C) has total assets of at least $50 million.
(b) Each of Dealer and Counterparty represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver an opinion of counsel, dated as of the Effective Date, in substantially the form attached hereto as Schedule E.
(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.
(g) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.
(h) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.
8.Other Provisions:
(a)Right to Extend. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer determines, in good faith and a commercially reasonable manner, that such further division is necessary to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, stock loan market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be compliant and consistent with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures, generally applicable to transactions of the type of the Transaction; provided that in no event shall any Expiration Date for any Component be postponed to a date later than the Final Termination Date.

(b)    Repayment Events. Promptly (but in any event within ten Scheduled Trading Days) following any Repayment Event, Counterparty may notify Dealer in writing of such repurchase and cancellation and the number of Convertible Notes so repurchased and cancelled (any such notice, a “Repayment Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repayment Notice, within the applicable time period set forth in the preceding sentence, and (y) a written representation and warranty by Counterparty that, as of the date of such Repayment Notice, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, an Early Termination Date shall be designated, as provided in this paragraph. Upon receipt of any such Repayment Notice and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the number of Shares specified by the Company in the Repayment Notice (which shall not exceed the Number of Options) underlying the number of Convertible Notes specified in such Repayment Notice, divided by the Option Entitlement and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options on a pro rata basis across all Components, as determined by the Calculation Agent. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated on the basis of an Additional Termination Event having occurred in respect of a hypothetical transaction having terms identical to this Transaction but a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.
Counterparty acknowledges and agrees that (x) (i) Counterparty will not deliver any Repayment Notice in respect of, and (ii) no Repayment Event will be deemed to occur under, the Existing Capped Call Confirmations, until all of the Options hereunder have been (or, after giving effect to the relevant analogous Repayment Notice, as applicable, will be) exercised or terminated, (y) the principal amount of any Convertible Notes subject to a Repayment Event hereunder shall not be subject to any Repayment Event under the Existing Capped Call Confirmations and (z) in delivering any Repayment Notice hereunder, or any “Repurchase Notice” under the Existing Capped Call Confirmations, Counterparty shall deliver such notice, and specify the necessary information therein, in a manner consistent with the foregoing. The “Existing Capped Call Confirmations” shall mean, collectively, (i) those certain Base Capped Call Confirmations between Counterparty and certain financial institutions [including Dealer], dated September 10, 2020.
“Repayment Event” means (i) the redemption or repurchase and cancellation of the Counterparty’s 2.250% Convertible Senior Notes due 2027 (the “Convertible Notes”) issued pursuant to the Counterparty’s indenture (the “Indenture”) dated September 15, 2020 between the Counterparty and Wilmington Trust, National Association, as trustee, including without limitation pursuant to Article 15 of the Indenture in connection with a “Fundamental Change” (as defined in the Indenture) or Article 16 of the Indenture in connection with an “Optional Redemption” (as defined in the Indenture), or (ii) any Convertible Notes are converted in connection with any of the events described in clause (i) or in connection with a Fundamental Change, it being understood that a Convertible Note shall be deemed to have been converted in connection with a Fundamental Change if such Convertible Note is converted following announcement of an event which would constitute a Fundamental Change and prior to the related “Fundamental Change Repurchase Date” (as defined in the Indenture).
(c)    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) as of the date of such election, Counterparty represents that it is not in possession of any material non-public information regarding Counterparty or the Shares, and that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.
Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.
Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider a variety of factors, including the market price of the Share Termination Delivery Units and/or the purchase price paid in connection with the commercially reasonable purchase of Share Termination Delivery Property.
Share Termination Delivery Unit:
One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable
Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(d)    Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of legal counsel, the Shares acquired by Dealer for the purpose of effecting commercially reasonable hedging of its obligations pursuant to the Transaction (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, use its commercially reasonable efforts to make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering for companies of a similar size in a similar industry, (B) provide accountant's “comfort” letters in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities for companies of a similar size in a similar industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities for companies of a similar size in a similar industry; provided, however, that if Counterparty elects clause (i) above but Dealer, in its commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer using best efforts to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placement agreements of equity securities of companies of a similar size in a similar industry, as is reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its good faith and commercially reasonable judgment, to compensate Dealer for any customary liquidity discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement, for the avoidance of doubt, any such adjustment shall be made solely to the extent permitted under ASC 815-40); provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements; or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(e)    Repurchase Notices. Counterparty shall, at least one Scheduled Valid Day prior to any day on which Counterparty intends to effect any repurchase of Shares, give Dealer written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage would reasonably be expected to be (i) greater than [__]5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, in each case relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty, in each case relating to or arising out of such failure. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct.
5 To be 0.5% higher than the number of Shares underlying the capped call (including any base and any original additional capped call) of the Dealer with the highest Applicable Percentage.

(f)    Transfer or Assignment.
(i)Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:
(A)With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under (x) Section 8(d) of this Confirmation or (y) in respect of any Extraordinary Event occurring prior to such transfer;
(B)Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);
(C)Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;
(D)Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;
(E)An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;
(F)Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and
(G)Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)Dealer may, without Counterparty’s consent, transfer or assign all, but not less than all, of its rights or obligations under the Transaction to any Affiliate of Dealer that (i) is a nationally recognized dealer in equity derivatives similar to the Transaction and (ii) has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment if the following conditions are satisfied (the “Transfer Conditions”): (1) the transferee agrees in writing with Dealer to be bound by the terms of this Confirmation with respect to the transferred obligations;  (2) as of the date of such transfer, and giving effect thereto, the transferee will not be required to withhold or deduct on account of Tax from any payments under the Agreement or will be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement; (3) as of the date of such transfer, and giving effect thereto, Counterparty will not be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement; (4) no Event of Default where Dealer is the Defaulting Party or Termination Event where Dealer is the sole Affected Party has occurred and is continuing at the time of the transfer, and no Event of Default or Termination Event will occur with respect to Counterparty, Dealer or the transferee as a result of such transfer; (5) if to a transferee incorporated or organized in a jurisdiction other than the United States or United Kingdom, after giving effect to such transfer, no material adverse legal or regulatory consequence shall result to Dealer, Counterparty or the transferee as a result of such transfer; [and] (6) Dealer shall have provided prompt written notice to Counterparty of such transfer[; and (7) the Guarantor agrees to guarantee any obligations of the transferee hereunder].  Dealer may, with Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any other third party, such consent not to be unreasonably withheld or delayed. If at any time at which (A) the Section 16 Percentage exceeds 9.0%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 8(c) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).   The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.  The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.
(iii)Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance, but shall not be discharged to the extent of any failure to perform any designated or delegated obligation of Dealer under this Confirmation.

(g)    Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would have a legal or regulatory concern if it were to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer, acting in good faith and in a commercially reasonable manner, may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:
(i)in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the 20th Exchange Business Day after such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and
(ii)the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be a date later than the Final Termination Date.

(h)    Hedge Period Covenants.
(i)During the period commencing on the Trade Date and ending on the Hedge Period End Date, neither Counterparty nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) of Counterparty shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; provided that this Section 8(h) shall not (i) limit Counterparty’s ability, pursuant to its employee incentive plans, to re-acquire Shares or equivalent interests in connection with related equity transactions; (ii) limit Counterparty’s ability to withhold shares to cover exercise price and/or tax liabilities associated with such equity transactions; or (iii) limit Counterparty’s and its affiliates’ ability to grant stock and options and similar interests to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of affiliated purchasers (and, for the avoidance of doubt, the trustee under any employee stock plan of Counterparty or its affiliates) to acquire stock or options and similar interests, in connection with the Counterparty’s compensation policies or benefit plans for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with any such purchase Counterparty will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18).
(ii)Other than the Related Transactions, Counterparty has not and will not enter into capped call agreements similar to the Transaction described herein or any accelerated share buyback, forward share repurchase, option purchase, cash or net-share settled forward sale or warrant or other agreements or transactions to directly or indirectly (including by means of a derivative instrument) purchase any Shares or are likely to result in any purchases of Shares by a counterparty, where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with the Hedge Period under this Confirmation without the prior written consent of Dealer.
“Related Transactions” means one or more capped call transactions entered into between Counterparty and certain other dealers entered into on the date hereof and which have substantially similar terms to the Transaction.
(iii)Counterparty will not during the period commencing on the Trade Date for any Transaction and ending on the Hedge Period End Date make or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares.
(iv)Counterparty acknowledges and agrees that, during the period commencing on the Trade Date for any Transaction and ending on the Hedge Period End Date, any amendment, modification, waiver or termination of this Confirmation and any Trade Notification must be effected in accordance with the requirements of Rule 10b5-1(c). Without limiting the generality of the foregoing, to the extent required by Rule 10b5-1(c), any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and, to the extent prohibited by Rule 10b5-1(c), no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
(v)On any Scheduled Trading Day that is not a Relevant Scheduled Trading Day during the Hedge Period, Dealer shall not, and shall cause its affiliates and agents (if any) not to, make any purchases of Shares in connection with the Transaction, other than purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under the Transaction.
(i)    Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j)    No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(k)    Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty's bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty's bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(l)    Early Unwind. In the event the exchanges of the Securities (as defined in the [Exchange Agreements], dated as of [•], between certain prospective investors in the Convertible Notes and Counterparty (the “Exchange Agreements”)), are not consummated pursuant to the Exchange Agreement for any reason by the close of business in New York on [•]6 (or such later date as agreed upon by the parties) (such date, the “Early Unwind Date”), (i) the Transaction shall automatically terminate on the Early Unwind Date and (ii) Dealer shall determine an amount payable pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated on the Early Unwind Date on the basis of an Additional Termination Event having occurred in respect of which Counterparty were the sole Affected Party and the Transaction were the sole Affected Transaction.

(m)    Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

(n)    Amendments to Equity Definitions and the Agreement. The following amendments shall be made to the Equity Definitions:
(i)solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate;

6 To be the scheduled closing date for the Exchange Agreements.

(ii)for the purpose of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “(c) If ‘Calculation Agent Adjustment’ is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the relevant Shares or options on the Shares (provided that such event is not based on (x) an observable market, other than the market for Counterparty’s own stock or (y) an observable index, other than an index calculated measured solely by reference to Counterparty’s own operations) and, if so, will (i) make appropriate adjustment(s), if any, determined in a commercially reasonable manner, to any one or more of:” and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A), (iv) and (v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (vi) and (vii) adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;
(iii)Section 11.2(a) of the Equity Definitions is hereby amended by (1) deleting the words “in the determination of the Calculation Agent, a diluting or concentrative effect” and replacing these words with “in the commercially reasonable judgment of the Calculation Agent, a material economic effect”; and (2) adding at the end thereof “; provided that such event is not based on (i) an observable market, other than the market for Counterparty’s own stock or (ii) an observable index, other than an index calculated measured solely by reference to Counterparty’s own operations”;
(iv)Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: “any other event that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the theoretical value of the Shares or options of the Shares; provided that such event is not based on (a) an observable market, other than the market for Counterparty’s own stock or (b) an observable index, other than an index calculated measured solely by reference to Counterparty’s own operations.”;
(v)Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”; and
(o)    Counterparty and Dealer agree and acknowledge that (A) the Transactions contemplated by this Confirmation will be entered into in reliance on the fact that this Confirmation and each Trade Notification hereto form a single agreement between Counterparty and Dealer, and Dealer would not otherwise enter into such Transactions; (B) this Confirmation, together with each Trade Notification hereto, is a “qualified financial contract,” as such term is defined in Section 5-701(b)(2) of the General Obligations Law; (C) each Trade Notification hereto, regardless of whether transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Confirmation and each Trade Notification hereto constitute a prior “written contract,” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation and such Trade Notification.

(p)    Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

(q)    [INTENTIONALLY OMITTED]

(r)    Delivery or Receipt of Cash. For the avoidance of doubt, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to deliver or receive cash) or in those circumstances in which holders of Shares would also receive cash.

(s)    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

(t)    Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(u)    Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(v)    Tax Matters. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or successor thereto). Such forms or documents shall be delivered upon (i) execution of this Confirmation, and (ii) reasonable request of the other party.

(w)    Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a "FATCA Withholding Tax"). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(x)    HIRE Act Protocols. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

(y)    US QFC Protocol.  Each party hereby agrees that the terms of the ISDA 2018 U.S. Resolution Stay Protocol (the “ISDA U.S. Stay Protocol”) are incorporated into and form a part of this Agreement, and this Agreement shall be deemed a Protocol Covered Agreement for purposes thereof.  For purposes of incorporating the ISDA U.S. Stay Protocol, Dealer shall be deemed to be a Regulated Entity and Counterparty shall be deemed to be an Adhering Party.

(z)    Financial Assistance. Counterparty acknowledges that the Transaction constitutes a purchase of its equity securities. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Counterparty would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Counterparty represents and warrants that it has not applied for, and prior to the termination or settlement of this Transaction has no intention to apply for, Governmental Financial Assistance under any governmental program or facility that (a) is established under the CARES Act or the Federal Reserve Act, as amended, and (b) requires, as a condition of such Governmental Financial Assistance, that the Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty.

(aa)    [DEALER TO ADD ANY APPLICABLE AGENCY PROVISIONS]

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours faithfully,

[DEALER]

By:
Name:
Title

Agreed and Accepted by:

PROS HOLDINGS, INC.

Name:
Title:

Schedule A

Component	Number of Options	Expiration Date

Schedule B

10b-18 VWAP Price	Per-Share Premium

Schedule C
Relevant Scheduled Trading Days

Schedule D
Trade Notification

[Dealer Name and Address]
[Date]

To:	PROS Holdings, Inc.
3200 Kirby Dr., Suite 600
Houston, Texas 77098

RE:	Base Capped Call Transaction

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between [ _ ] ("Dealer") and PROS Holdings, Inc. ("Counterparty"). This Trade Notification supplements, forms part of, and is subject to the Confirmation dated as of [ _ ], 2023 between Dealer and Counterparty, as amended and supplemented from time to time.

Average Per-Share Premium:	USD [__________]
Premium:	USD [__________]
Final Premium	USD [__________]

Yours faithfully,

[DEALER]

By:
Authorized Signatory
Name:

[Signature Page to Trade Notification]